United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson President and CEO	Randall M. Greenwood Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154 ceo@unitedbancorp.com	(740) 633-0445 Ext. 6181 cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 1:00 p.m. April 24, 2015

Subject:	United Bancorp, Inc. Reports a 40% Increase in Quarterly Diluted Earnings per Share and an Annualized Dividend Yield of 4.56% for the Quarter Ended March 31, 2015

MARTINS FERRY, OHIO ¿¿¿ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported diluted earnings per share of $0.14 for the quarter ended March 31, 2015 compared to $0.10 for the quarter ended March 31, 2014, an increase of 40%. This growth in earnings can be attributed to several factors which are explained in detail below.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are very happy to report on the earnings improvement of our Company for the three months ended March 31, 2015. From an operating perspective, the Company’s net interest margin decreased slightly for the first three months of 2015 to a level of 3.71% compared to 3.86% for the same period in 2014. This decrease in the net interest margin is attributed to the Company having a higher level of lower-yielding, highly-liquid investment alternatives at the Federal Reserve. Even though the Company had an increase in average loans for the quarter, the average cash and due from Federal Reserve Bank increased which had a dilutive impact on the net interest margin. This reality was a direct result of the continued strong growth in lower-cost funding, primarily noninterest and interest bearing demand and savings deposits, which increased by $17.7 million year-over-year. Also, on a year-over-year basis, average loans were up by $3.0 million while higher-costing time deposits were down by $11.0 million. The Company maintained its funds management policy by continuing to keep its surplus funding in very-liquid, lower-yielding excess reserves at the Federal Reserve, which totaled $35.4 million on an average basis for the first quarter of 2015, and resist the temptation of extending the duration of its investment portfolio to achieve higher investment yields; although, investment in shorter-duration securities accelerated during the quarter. As a result, the securities and other restricted stock balance increased by $12.4 million to a level of $41.8 million at quarter-end. Most of this investment occurred earlier in the quarter when the structures of these shorter-duration investment securities were more favorable. Overall, the Company continued with a conservative investment posture to protect the Company’s capital and earnings when interest rates increase in future periods to more normalized levels. The Company’s credit quality improved dramatically as nonaccrual loans were down $1.4 million, or 53.93%, to a level of $1.2 million of total loans. Net loans charged off for the three months ended March 31, 2015 were only $10,501, or 0.01% of average loans, as compared to $73,019, or 0.09% of average loans, for the same period in 2014. With the improvement in credit quality, the Company decreased the provision for loan losses by $100,251 year-over-year. The overall total allowance for loan losses to total loans was 0.80% resulting in a total allowance for loan losses to nonperforming loans of 207.64% at March 31, 2015 compared to 0.97% and 115.99% respectively at March 31, 2014. With this continued trend of improving credit quality and coverage, the Company projects a further reduction of its provision for loan losses which should have a positive impact on future earnings.

On the liability side of the balance sheet, the Company continued to see a positive return on its strategy of attracting additional customers into lower-cost funding accounts while allowing higher-cost funding to run off. Year-over-year, low-cost funding, consisting of demand and savings deposits, increased by $17.7 million which is the result of a strategy that began in June 2012. On another positive note, higher-cost time deposit balances decreased by over $11.0 million from March 31, 2014 to March 31, 2015, helping to reduce the overall interest expense level of the Company. With this trend, the Company continued to see the positive impact of attracting a higher number of active transaction accounts which resulted in service charges on deposit accounts increasing by $72,000, or 11.52%, on a year-over-year basis as of March 31, 2015. It is projected that this trend will continue even with the Government mandated regulations relating to the Dodd-Frank Act being more fully implemented. The heightened implementation of this legislation may potentially have a limiting effect on the level of revenue realized per account which should be offset by the Company’s focus on attracting a higher number of transaction accounts that can generate fee based income. Lastly, the Company was able to further reduce its level of noninterest expense or overhead. As of March 31, 2015, noninterest expense decreased on a year-over-year basis by $350,000 or 10.04%. A large portion of this cost savings is attributed to a pre-tax impairment charge on foreclosed real estate that was realized in the first quarter of 2014. But, even without this impairment charge, noninterest expense would still have decreased $197,000, or 5.91%. The Company’s previously announced office consolidation in its Glouster, Ohio marketplace was completed on March 16, 2015 and should lead to additional cost savings which should help to further contain noninterest expense in future periods. Greenwood stated that, “Our goal is to control our level of noninterest expense while continuing to build and strengthen our operational foundation which should lead to future growth, higher levels of earnings and, ultimately, a higher level of performance.” Greenwood concluded, “With our continued focus of shifting lower-yielding liquid assets into higher-yielding quality loans, the continuing growth in service charge income on deposit accounts, the controlling of our noninterest expense and the potential lowering of our loan loss provision even further, we are projecting continued improvement in our earnings for 2015.”

Scott A. Everson, President and CEO stated, “We are proud that our earnings are up on a double-digit basis year-over-year even though our strategy is to continue with a risk management posture that is somewhat conservative by keeping our surplus funding in highly-liquid, low-yielding excess reserves at the Federal Reserve and not leveraging our investment portfolio by stretching for yield at present. As demonstrated this past quarter, we will leverage our investment portfolio on a shorter-duration basis when we believe that it is in our best interest and prudent to do so. But, we will remain disciplined in our approach and not stretch for higher yields in our investment portfolio until longer-term market rates move closer to more historically normalized levels. Our Company has been able to successfully generate higher levels of operating earnings by focusing on attracting and expanding relationships in the direct markets that we serve. This has led to our Company originating a higher level of quality loans while improving our overall credit quality and bringing in a higher level of lower-cost transaction account funding which has increased the level of service charge income on deposit accounts. In addition, we have focused on building a more solid and efficient operational foundation which will lead to future growth and higher levels of profitability for our Company. We have accomplished all of the aforementioned while controlling our overall noninterest expense or overhead levels. We believe that the positive trends that we have seen over the course of this past year will continue and are budgeting for an even higher level of earnings this year. The actions that we have taken within the past couple of years when both long and short term interest rates hit historic lows has strongly positioned our Company for growth and higher levels of profitability when interest rates do finally increase by having both the liquid assets and capital to leverage. We anticipate that most of this leverage will primarily occur within our investment portfolio to levels at which we are we are more historically accustomed. By investing in longer-maturity securities today, we could expose our shareholders to losses in capital and earnings when interest rates normalize upward. As you can see in our financial statements, this conservative investment strategy has helped our Company preserve its book value, which improved on a year-over-year basis from $8.14 to $8.39, and has increased our shareholder’s equity by $1.55 million, or 4.0%, and equity to assets to a level of 9.77% as of March 31, 2015. We continue to be satisfied with our current strategy which has led to higher levels of operating earnings and has enabled us to maintain our very generous dividend policy with our cash dividend having a market yield of 4.56% based on our closing price at March 31, 2015. We are extremely proud of the fact that our Company was recognized this past year by American Banker Magazine as one of the top twenty-five publically traded U.S. banks and thrifts with the highest dividend yield in our country…coming in at number sixteen.” Everson concluded, “Being a strong and profitable Company in this presently changing regulatory and economic environment and rewarding our owners with solid growth in their shareholder value continues to be our priority and our long term focus.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $416.9 million and total shareholder’s equity of approximately $40.7 million as of March 31, 2015. Through its single bank charter with its eighteen banking offices, a dedicated training center and an operations center, The Citizens Savings Bank through its Community Bank Division serves Athens and Fairfield Counties and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas Counties in Ohio. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. “UBCP” At or for the Quarter Ended	%
March 31, 2015	March 31, 2014	Change
Earnings
Interest income on loans	$3,546,597	$3,686,756	–3.80%
Loan fees	135,431	205,941	–34.24%
Interest income on securities	176,867	204,427	–13.48%

Total interest income	3,858,895	4,097,124	–5.81%
Total interest expense	580,839	626,207	–7.24%

Net interest income	3,278,056	3,470,917	–5.56%
Provision for loan losses	115,749	216,000	–46.41%
Net interest income after provision for loan losses	3,162,307	3,254,917	–2.85%
Service charge on deposit account	699,262	627,013	11.52%
Net realized gains on sale of loans	11,253	3,714	202.99%
Net realized gain on sale of available–sale–securities	20,411	—	N/A
Other noninterest income	212,612	206,844	2.79%
Total noninterest income	943,538	837,571	12.65%
Deposit insurance premiums	63,000	64,999	–3.08%
Provision for losses on impairment on foreclosed real estate	—	162,420	N/A
Loss on sale of real estate and other repossessed assets	—	5,500	N/A
Noninterest expense (excluding deposit insurance premiums and provision for impairment and realized losses on foreclosed real estate)	3,072,825	3,252,746	–5.53%
Total noninterest expense	3,135,825	3,485,665	–10.04%
Earnings before income taxes	970,020	606,823	59.85%
Income tax expense	276,163	122,121	126.14%

Net income	$693,857	$484,702	43.15%
Key performance data	—
Earnings per common share—Basic	$0.14	$0.10	40.00%
Earnings per common share—Diluted	0.14	0.10	40.00%
Cash dividends paid	0.09	0.08	12.50%
Stock data
Dividend payout ratio	64.29%	80.00%	–15.71%
Price earnings ratio	14.09	x	20.70	x	–31.94%
Market price to book value	94%	102%	–7.55%
Annualized yield based on quarter end close	4.56%	3.86%	18.13%
Market value – last close (end of period)	7.89	8.28	–4.71%
Book value (end of period)	8.39	8.14	3.07%
Shares Outstanding
Average – Basic	4,853,349	4,813,957	—
Average – Diluted	4,938,589	4,915,875	—
Common stock, shares issue	5,385,304	5,385,304	—
Shares held as treasury stock	7,850	10,918	—
Return on average assets (ROA)	0.68%	0.70%	–0.02%
Return on average equity (ROE)	6.91%	7.08%	–0.17%
At quarter end
Total assets	$416,920,035	$407,019,042	2.43%
Total assets (average)	407,596,000	398,307,000	2.33%
Cash and due from Federal Reserve Bank	39,230,398	40,733,502	–3.69%
Average cash and due from Federal Reserve Bank	35,352,000	27,623,000	27.98%
Securities and other restricted stock	41,761,852	29,368,243	42.20%
Average securities and other restricted stock	33,356,000	31,965,004	4.35%
Other real estate and repossessions	1,139,526	1,244,063	–8.40%
Gross loans	312,494,251	313,121,009	–0.20%
Average loans	315,136,000	312,183,000	0.95%
Allowance for loan losses	(2,505,675)	(3,037,926)	–17.52%
Net loans	309,988,576	310,083,083	–0.03%
Net loans charged–off	10,501	73,019	–85.62%
Nonaccrual loans	1,206,713	2,619,220	–53.93%
Loans past due 30+ days (excludes non accrual loans)	763,364	1,537,961	–50.37%
Intangible asset	36,720	155,760	–76.43%
Mortgage servicing asset	69,156	82,799	–16.48%
Total Deposits
Noninterest bearing demand	72,184,050	66,629,339	8.34%
Interest bearing demand	119,107,296	112,051,729	6.30%
Savings	74,382,760	69,327,437	7.29%
Time < $100,000	48,958,873	57,120,919	–14.29%
Time > $100,000	16,368,042	19,235,448	–14.91%
Total Deposits	331,001,021	324,364,872	2.05%
Advances from the Federal Home Loan Bank	26,677,758	26,902,485	–0.84%
Repurchase Agreements	12,113,366	9,588,514	26.33%
Shareholders’ equity	40,723,555	39,176,079	3.95%
Shareholders’ equity (average)	40,157,000	39,175,000	2.51%
Key performance ratios
Net interest margin (Federal tax equivalent)	3.71%	3.86%	–0.15%
Interest expense to average assets	0.57%	0.63%	–0.06%
Total allowance for loan losses to nonperforming loans	207.64%	115.99%	91.65%
Total allowance for loan losses to total loans	0.80%	0.97%	–0.17%
Nonaccrual loans to total loans	0.39%	0.84%	0.45%
Nonperforming assets to total assets	0.56%	0.95%	–0.39%
Net charge–offs to average loans	0.01%	0.09%	–0.08%
Equity to assets at period end	9.77%	9.63%	0.14%
Federal Tax Equivalent (FTE) employees	131	131	—